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                                                                    Exhibit 99.4

                               THIRD AMENDMENT TO
                      THE PRUDENTIAL EMPLOYEE SAVINGS PLAN
                                2001 RESTATEMENT

                  Clarifying the Definition of Covered Employee

Purpose and Background

A. The Prudential Employee Savings Plan (the "Plan") was last restated effective as of January 1, 2001 and has been amended thereafter.

B. Pursuant to Section 17.01(a)(3) of the Plan, the Executive Vice President of Human Resources (the "EVP") of The Prudential Insurance Company of America ("Prudential") has certain authority to amend the Plan.

C. The EVP has determined that the following amendment is within the scope of authority granted to the EVP pursuant to the Plan.

D. Prudential desires to clarify eligibility for benefits by adding examples of non-covered Employees or other workers to the definition of Covered Employee and revising certain references to Participant.

Resolutions

Effective as of the date hereof, the Plan is hereby amended, as follows:

1.   Section 2.16 (c) and (f) are amended, to read in their entirety as follows:

     (c) who would be considered an employee solely by being part of an affiliated service group, leasing arrangement or other arrangement under Code Sections 414(m), (n) or (o);
     * * *

     (f) other than a statutory agent who is an Experienced Financial Planner(operating under either a Senior Life Representative contract or Career Special Agent contract) or a Statutory Agent paid under either the Accelerated Compensation Plan (including those under a Senior Life Representative contract or a Statutory Agreement) or the Potential Commission Advance Plan (including those under a Career Special Agent contract or a Statutory Agreement), who performs services for the Employer but is not treated by the Employer at the time of the performance of services as an employee for federal tax purposes (regardless of any subsequent recharacterization), including, without limitation:

          (1) Premiere Retired Representatives, Agents Emeritus, or Retired Representatives;


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          (2)  Individuals who perform services for the Employer through temporary employment or leasing agencies such as, but not limited to, Spherion and Adecco;
          (3)  Any retired or former Employee;
          (4) An international Employee, compensated in a currency other than U.S. dollars; or
          (5)  An independent contractor.

2. The first sentence of Section 4.01 is amended by deleting the phrase "each Participant" and replacing it with the phrase "each Participant who is a Covered Employee."

3. The first sentence of Section 4.02 is amended by deleting the phrase "each Participant" and replacing it with the phrase "each Participant who is a Covered Employee."

4. The first sentence of Section 4.04 is amended by deleting the phrase "each Participant" and replacing it with the phrase "each Participant who is a Covered Employee."

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